Exhibit 99.1

NEWS

PURE Bioscience to Raise up to $3 Million in Registered Direct Financing

SAN DIEGO, Calif., May 22, 2009 – PURE Bioscience (NASDAQ: PURE), creators of the patented silver dihydrogen citrate (SDC) antimicrobial, announced today that it has entered into definitive documents contemplating the sale of up to a total of $3 million of its common stock and warrants to institutional investors in a registered direct offering.

Under the terms of purchase agreements, PURE will sell up to 1,418,440 newly issued shares of its common stock and warrants to purchase up to 496,454 shares of its common stock. The shares of common stock will be sold at a per share price of $2.115 per share and investors will receive warrants to purchase 0.35 shares of common stock at an exercise price of $2.37 per share for each share of common stock they purchase in the offering. The purchase price per share represented an approximate 11% discount to PURE’s average closing bid price of the trailing five days ending May 21, 2009. The warrants are immediately exercisable and will expire five years from the date of issuance. After fees and expenses, the net proceeds to PURE are expected to be approximately $2.79 million. The net proceeds from the offering will be used for working capital.

In addition, PURE has agreed to issue to Axiom Capital Management, Inc. (www.axiomcapital.com) a five-year warrant to purchase the number of shares of common stock equal to 5% of the aggregate shares of common stock sold to the investors in the offering at an exercise price of $2.64 per share in consideration of its services to PURE as the placement agent in the offering.

The common stock and warrants described above are being offered by PURE only by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from PURE by contacting it at PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020, Attention: Investor Relations. A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 8, 2009.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About PURE Bioscience
PURE Bioscience develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA) and are included on the list published by the U.S. Environmental Protection Agency (EPA) of antimicrobial products effective against the 2009 H1N1 flu strain based on their effectiveness against other influenza A virus strains. PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Contact: Terri MacInnis, Dir. of Investor Relations Bibicoff + MacInnis, Inc. 818.379.8500 terri@bibimac.com	Media Contact: Michael Gallo Gutenberg Communications 212-239-8594 mgallo@gutenbergpr.com